Exhibit 10.1

Restricted Stock Unit Award Agreement

Grant Date: [            ]

Your restricted stock unit award is subject to all the terms and provisions of the Knowles Corporation 2014 Equity and Cash Incentive Plan (“Plan”), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on the Merrill Lynch stock plan administration website.

In addition, your award is subject to the following:

1.	Restricted Stock Units are a bookkeeping entry on the books of Knowles. No shares of Knowles common stock shall be issued to you in respect of the Restricted Stock Unit award until the restrictions have lapsed. In the event that your employment shall terminate other than for death or disability prior to your vesting in the Restricted Stock Units, the Restricted Stock Units shall be forfeited. Within 30 days following the end of the Restricted Period, Knowles shall issue shares of Common Stock in your name equal to the number of Restricted Stock Units that have vested during the Restricted Period, less applicable tax withholding.

2.	You shall vest in the Restricted Stock Unit Award, and all restrictions thereon shall lapse, per the dates on your Award Statement. You must be an active employee of Knowles or an affiliate at the end of the Restricted Period in order for your Restricted Shares to vest, with certain exceptions as provided in the Plan.

3.	During the Restricted Period you shall not have any rights of a stockholder or the right to receive any dividends declared and other distributions paid with respect to the Restricted Stock Units. Within 30 days after the end of the Restricted Period, you shall be paid all Dividend Equivalents with respect to the Restricted Stock Units that have vested.

4.	You do not have any voting rights with respect to Restricted Stock Units.

5.	As a condition of receiving your Restricted Stock Unit award, you agree to be bound by the terms and conditions of the Knowles Corporation Anti-hedging and Anti-pledging Policy, and any Clawback Policy to be adopted by Knowles, as such policies may be in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Knowles equity securities held by you or certain designees, whether such Knowles securities are, or have been, acquired under the Plan, another compensation plan sponsored by Knowles, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging, Anti-pledging, and any Clawback Policy to be adopted by Knowles, on the Merrill Lynch stock plan administration website.

6.	For Non-US Employees, your Restricted Stock Unit award is subject to the conditions of the attached Addendum for Non-US Employees.

7.	Your award is not transferable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.	Knowles reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.

9.	You must accept this award by logging onto the Merrill Lynch stock plan administration website.